Exhibit 99.1

FOR IMMEDIATE RELEASE                CONTACT:
                                                                     Mike Van Handel
                                                                     ManpowerGroup
                                                                     + 1.414.906.6305
                                                     michael.vanhandel@manpowergroup.com

ManpowerGroup Declares 40 Cent Dividend and Announces New Share Repurchase Program

    MILWAUKEE (3 NOVEMBER 2011) – The Board of Directors of ManpowerGroup (NYSE:MAN) has declared a dividend of 40 cents a share, payable on December 15, 2011, to shareholders of record on December 5, 2011.

ManpowerGroup’s Board of Directors has also approved a new share repurchase program, which gives the Company the ability to repurchase up to 3 million shares of its issued and outstanding common stock.  Purchases under this program may be made from time to time in open market or privately negotiated transactions.

In addition to the new repurchase program, the Company still has approximately 2.3 million shares available to repurchase, under its repurchase program previously authorized in December 2010 and has completed the repurchase program previously authorized in 2007.

Additional financial information about ManpowerGroup, including stock history, dividend history and annual shareholder reports, can be found at: http://www.manpowergroup.com/investors

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About ManpowerGroup

ManpowerGroup™ (NYSE: MAN), the world leader in innovative workforce solutions, creates and delivers high-impact solutions that enable our clients to achieve their business goals and enhance their competitiveness. With over 60 years of experience, our $22 billion company creates unique time to value through a comprehensive suite of innovative solutions that help clients win in the Human Age. These solutions cover an entire range of talent-driven needs from recruitment and assessment, training and development, and career management, to outsourcing and workforce consulting. ManpowerGroup maintains the world’s largest and industry-leading network of nearly 3,900 offices in over 80 countries and territories, generating a dynamic mix of an unmatched global footprint with valuable insight and local expertise to meet the needs of its 400,000 clients per year, across all industry sectors, small and medium-sized enterprises, local, multinational and global companies. By connecting our deep understanding of human potential to the ambitions of clients, ManpowerGroup helps the organizations and individuals we serve achieve more than they imagined – because their success leads to our success. And by creating these powerful connections, we create power that drives organizations forward, accelerates personal success and builds more sustainable communities. We help power the world of work. The ManpowerGroup suite of solutions is offered through ManpowerGroup™ Solutions, Manpower®, Experis™ and Right Management®. Learn more about how the ManpowerGroup can help you win in the Human Age at www.manpowergroup.com.

ManpowerGroup is the most trusted brand in the industry, being the only company in our industry to be named to the Ethisphere Institute's 2011 World's Most Ethical Companies list for our proven commitment to ethical business practices, including an outstanding commitment to ethical leadership, compliance practices and corporate social responsibility. In addition, ManpowerGroup has also been recognized as the industry leader by Fortune magazine, who named the company in first place on its 2011 list of the Most Admired Companies in the temporary help sector.

In January 2011, at the World Economic Forum Annual Meeting in Davos, Switzerland, ManpowerGroup announced the world has entered the Human Age, where talent has replaced capital as the key competitive differentiator. Learn more about this new age at www.manpowergroup.com/humanage

Gain access to ManpowerGroup’s extensive thought leadership papers, annual Talent Shortage surveys and the Manpower Employment Outlook Survey, one of the most trusted indices of employment activity in the world, via the ManpowerGroup World of Work Insight iPad application. This thought leadership app explores the challenges faced by employers navigating the changing world of work and provides in-depth commentary, analysis, insight and advice on strategies for success.

Follow ManpowerGroup Chairman and CEO Jeff Joerres on Twitter: twitter.com/manpowergroupjj. Joerres is one of only six Fortune 500 CEOs who leverages a Twitter account to get his message out.